Exhibit 10.8

Ref: L/CCA/898/20/100396-00/F/8815616

Date : 16 October 2020

E-COMMERCE SYSTEM TECHNOLOGY LIMITED (the “Borrower”)

Important Notice:	This Facility Letter sets out the terms and conditions upon which our bank would provide banking facilities to the Borrower under the SME Financing Guarantee Scheme (the “Scheme”) guaranteed by The HKMC Insurance Limited (“HKMCI”). The Borrower and the Guarantor(s) are advised (i) to note and understand the declaration and notes contained in the Application, the Acceptance of Conditions and the related legal documentation before execution, (ii) to read and understand the terms and conditions under this Facility Letter before accepting this Facility Letter, and (iii) to seek independent legal advice before signing this Facility Letter and/or any security document to which any of them is a party.

Dear Sirs,

Re: General Banking Facilities granted under the Scheme.

Further to our recent discussions, the Bank is pleased to grant the following general banking facility(ies) (the “Facility(ies)”) to the Borrower under the Scheme, subject to the Bank’s General Terms and Conditions for General Banking Facilities and Loan Facility(ies) (as amended from time to time, the “General Terms”) and the terms and conditions as stated below. Words and expressions defined in the General Terms shall have the same meanings when used in this Facility Letter. Any appendix hereto forms an integral part of this Facility Letter.

1.1	Non-revolving Facility Amount

Term Loan	Up to HKD1,178,000.00	■	Please refer to Appendix I for other terms and conditions.

1.2	Purpose:

Proceeds from the Facility shall be used to pay wages and rents by the Borrower. In addition to paying wages and rents, Borrower may use the proceeds from the Facility to meet imminent needs in working capital.

1.3	Commitment:

Notwithstanding any provisions of this Facility Letter, the General Terms (if applicable) or any other documents between the Borrower and the Bank to the contrary, the Bank may at any time without prior notice modify, cancel or suspend the Facility/Facilities at its sole discretion including, without limitation, canceling any unutilized facilities, and declaring any outstanding amount to be immediately due and payable,

1.4	Availability:

Subject to all the security or documents listed out in the section of “Conditions Precedent / Collateral Security(ies)” have been satisfied, the Facilities are available for drawing by the Borrower within 30 days from the date of the Notification of Result of Application for Financing Guarantee issued by HKMCI (the “Notification”).

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1.5	Expiry of the Facilities:

Each of ihe Revolving Facilities and ihe Non-revoivlng Facility shall be cancelled and ceased io be operated afier ihe guarantee period as siaied in ihe relevant guarantee (covering either ihe Revolving Faciiliies or ihe Non-revoivlng Facliliy) issued by HKMCI pursuant io ihe Scheme (ihe “Guarantee”). All outstandings under ihe relevant Facilities shall be fully repaid on or before ihe last day of ihe relevant guarantee period.

2.	Conditions Precedent / Collateral Securiiy(ies)

Subject to the compliance with all the requirements specified in the Notification by the Borrower, the receipt of all the following condition precedent documents in form and substance satisfactory to the Bank and in the absence of any Event of Default or prospective Event of Default, the Facility(ies) shall be made available for drawdown or utilization by the Borrower:-

2.1	A duly signed copy of this Facility Letter indicating the Borrower’s and the security providers’ acceptance of the Facility(ies) on the terms and conditions set out in this Facility Letter;

2.2	Direct Debit Authorization duly executed by the relevant account holder(s) for Term Loan;

2.3	Continuing personal guarantee(s) executed/to be executed by the following guarantor(s) in the Bank’s favour to cover the Facilities to be granted by the Bank to the Borrower, provided that the total liability of each guarantor under the guarantee shall not be less than the guaranteed amount stated below, together with interest and any other money set out in the guarantee :-

Name of the Guarantor	Guaranteed Amount
WONG YUK CHUN CATHY	Unlimited Extent

2.4	Copy, certified by a director, of each of the following documents of the Borrower:

■	Certificate of Incorporation.
■	Memorandum and Articles of Association or other constitutional documents (if any).
■	List of directors with their specimen signatures.
■	Current Business Registration Certificate (if any).
2.5	If any of the Borrower / the guarantor(s) / security provider(s) is a limited company, the relevant shareholder and board resolutions for the execution of the facility/security documents to which it is a party and certified copies of the constitutional documents of that company;

2.6	The Application for Non-revolving Facility prescribed by HKMCI for the Guarantee (“the Application”) duly completed and signed by the Borrower and the Guarantor(s), and submitted to the Bank for on- forwarding to HKMCI.

2.7	The Acceptance of Conditions for the Issue of a Guarantee (which is the form prescribed by HKMCI from time to time containing conditions for the issue of a Guarantee for acceptance by the Borrower before the issuance of a Guarantee, the “Acceptance Form”) duly completed and signed by the Borrower and submitted to the Bank for on-forwarding to HKMCI.

2.8	The Notification(s) duly issued by HKMCI specifying its decision to grant an approval-in-principle for the issuance of a Guarantee for 100% of Non-revolving Facility Amount.

2.9	The Borrower has submitted to the Bank the Borrower’s audited account(s) of its latest financial year which has been duly certified by the auditor of the Borrower (if the Borrower is a company within the meaning of the Companies Ordinance (Cap. 622) or the financial statements of its latest financial year including a certified balance sheet and profit and loss account, as the case may be, to the Bank for assessment.

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2.10	HKMCI has issued the Guarantee(s) for the Non-revolving Facility for a guarantee limit not exceeding 100% of the Facility Amount in favour of the Bank in accordance with the Scheme, and the fulfillment and compliance in full of all special conditions specified in the Guarantee. For the avoidance of doubt but without prejudice to the other provisions of this paragraph, the Bank may withhold the granting of the Facility at any time should any of the conditions precedent or criteria set out in the Guarantee issued by HKMCI have not been duly complied with or fulfilled to the satisfaction of HKMCI (including without limitation the payment of the Guarantee Fee).

2.11	Such other documents as the Bank and/or HKMCI may request including but not limited to all the necessary application documents and the relevant supporting documents including any documents reasonably required by the HKMCI in a Request for Further Information prescribed by HKMCI and/or those as may be required to evidence any and all licences, authorizations, consents or approvals necessary for the performance by the Borrower or the security provider(s) of their respective obligations under this Facility Letter and the security documents.

3.	Representations, Warranties and Covenants:

3.1.	In addition to the Borrower’s representations, warranties and covenants to the Bank as set out in the Schedule attached to this Facility Letter, the Borrower and the Guarantor(s) (where applicable) hereby confirm and undertake the following:

■	Each of the Borrower and the Guarantor(s) hereby acknowledges, agrees and authorises that the Bank and its related bodies may disclose and/or transfer my/our personal data and other information from time to time in its possession to HKMCI in relation to the Facilities, the application for financing under the Scheme, the relevant guarantee given by the Guarantor(s), the Borrower and/or any Guarantor and other related purposes;

■	The Borrower (including its partners where the Borrower is a partnership) shall give a written consent to permit the representatives and appointed agents of the Bank and/or HKMCI, to access, inspect and take copies of all books, records, accounts and any other information relating to the Borrower’s business, whether in the paper, electronic or any other form or medium from time to time; and the Borrower shall ensure that any individual who is a signatory of the Application or any other individual whose personal data may otherwise be included in the loan file relating to a Facility shall give a written consent to permit disclosure of personal data to the Bank and the HKMCI for the purposes of such Facility and the relevant Guarantee;

■	The Borrower agrees that the use of the Facilities is subject to the terms and conditions of the Scheme and undertakes that it shall not use any proceeds of the Facilities, whether in whole or in part, for (i) paying, repaying, restructuring or repackaging any loans, credit facilities or payment obligations (including loans that are referred to as classified loans by Hong Kong Monetary Authority from time to time, except facilities guaranteed under the Special Loan Guarantee Scheme) of the Borrower, its subsididiaries or its Related Entities (as defined in the Application of the Scheme); and/or (ii) financing and/or re-financing the acquisition of any business installation, machinery, equipment or other asset that was in the ownership, control or possession of the Borrower, its subsidiaries and/or its Related Entities (whether as owner or otherwise), existing before the date on which the application for the Facilities is received by the Bank, or existing at the time of each drawdown of the Facilities or otherwise;

■

The Borrower undertakes to submit to the Bank the books, records, accounts and any other information relating to the Borrower’s business, whether in the paper, electronic or any other form or medium from time to time

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■	The Borrower shall not do or permit to be done anything which would prejudice or jeopardize the rights of the Bank or HKMCI, or both, in respect of the Facilities;

■	The Borrower shall not create, or permit to be created or subsist, any subsequent charges or encumbrances ranking in priority to or pari passu with any security that may be given to or held by the Bank for the Facilities;

■	The Borrower and all the persons giving the security or guarantee to support/secure the obligation of the Borrower hereunder, hereby acknowledge that the rights of HKMCI, as guarantor under the Guarantee, shall at all time rank in priority to the rights and remedies of such security providers. Each of the Borrower and the security providers undertake that it shall not exercise in any manner or to any extent its rights or remedies against the Borrower or such person or in relation to any such security or guarantee, including but not limited to any right of subrogation or contribution which it has or may have in law or equity or under, pursuant to or in connection with the relevant security documents, or otherwise, unless and until the Bank and HKMCI has fully and unconditionally recovered all amounts paid by the HKMCI under the relevant Guarantee or unless and until the HKMCI otherwise consents in writing, and (2) shall not assert against the HKMCI any right of contribution or any analogous rights and remedies;

■	The Borrower shall not during the Guarantee Period sell, sub-lease, charge, part with possession of or otherwise deal with (whether in whole or in part) any business installations and equipment and/or other assets referred to in the Application or Facility Letter as to be acquired with any of the proceeds of the relevant Facility without the prior written consent of the Bank and HKMCI, and, if the foregoing has not been complied with, the Borrower shall ensure that all the proceeds or sums realised or generated as a result shall be paid direct to the Bank for application in or towards payment and discharge of the outstanding under the Facilities;

■	the Borrower is not carrying on the business of a Bank or otherwise providing funds available for borrowing in any way or an affiliate (as defined in the Application under SME Financing Guarantee Scheme of The HKMC Insurance Limited (the “Application”) of the Bank;

■	the Borrower is a company, sole proprietorship, partnership or unincorporated body of persons (where applicable) which has business operation in Hong Kong and has been registered and remains duly registered for carrying on a business in Hong Kong under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) and has been in operation for at least one year in Hong Kong as of the date of this application;

■	the Borrower does not have any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchanges in or outside Hong Kong;

■	the Borrower hereby undertakes to inform the Bank if there is any material change of shareholding/equity interest which affects the Personal Guarantee(s) provided to the HKMCI and the Bank as declared under Part B of the Application;

■	the Borrower’s consent is hereby given for the HKMCI’s access to (and make copies of) all books, records, accounts and any other information concerning the Borrower or the Borrower’s business, whether in paper, electronic or any other form or medium, that is in the possession, custody or control of the Bank specified in Part C of the Application, if any, for the purpose of processing the application, monitoring the performance of the Facility prior to the expiry of the Guarantee conducting due diligence review, processing a request for payment under the Scheme and other related purposes;

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■	the Borrower has not failed to repay a loan, interest or other payments, or any part thereof, in accordance with the relevant facility, whereby the indebtedness remains outstanding for more than sixty (60) days after the relevant repayment or payment date: (a) as evidenced by the latest report issued by any credit information provider(s) made available to the Bank and which is issued not earlier than thirty (30) days prior to the date of the Drawdown; or (b) in respect of any facility granted by the Bank, with reference to the Bank’s records, external credit information searches (as appropriate) (collectively, the “Outstanding Default”);

■	the Borrower hereby undertakes to inform the HKMCI and the Bank if any of the information provided by the Borrower is no longer valid or accurate. The Borrower undertakes to repay in full all the outstanding amounts with respect to the Facilities under the Scheme, with interest, prior to the expiry of the Guarantee, within such time specified upon notification by the HKMCI or the Bank, if any information provided by the Borrower in connection with the Application, is no longer valid or accurate, or found to be false/no longer valid or accurate. The Borrower acknowledges that the HKMCI and the Bank reserve the right to take any actions, including legal actions, deemed appropriate against the Borrower for furnishing false information;

■	without prejudice to any rights and remedies that the Bank or the HKMCI may have, the Borrower acknowledges that the HKMCI may forthwith request the Bank to suspend the Facility, and the Bank shall act accordingly, in the event that the HKMCI is in the opinion that the Borrower is:

(a)	in breach of any of the undertakings given herein;
(b)	in breach of any of the terms and conditions mentioned in the Acceptance of Conditions under the Scheme; or
(c)	no longer in compliance with, or has not complied with any terms and conditions set out in this Facility Letter(s); and

■	each signatory to the Application and this Facility Letter for and on behalf of the Borrower hereby declares and confirms that such signatory has the requisite authority and is duly authorised (in the case of a Borrower which is a company) in accordance with the memorandum and articles of association and/or other corporate approvals of the Borrower or (in the case of a Borrower which is a partnership) by all partners of such partnership to execute the Application and this Facility Letter which shall be binding on the Borrower.

3.2.	The Guarantor(s) and the security provider(s), who provide any security to support/secure the obligations of the Borrower hereunder, confirm that if they have provided guarantee(s) or other security to support/secure other facilities of the Borrower granted by the Bank, any amounts received thereform after a demand has been made hereunder may at the sole discretion of the Bank be applied to settle any outstanding hereunder or thereunder.

Currently, the Borrower represents that (i) the Borrower is not (or is not in any way related to) any of the directors, employees, controllers or minority shareholder controllers of Bank of China (Hong Kong) Limited (“BOCHK”) or their relatives or BOCHK within the meaning of Rule 85 of Banking (Exposure Limits) Rules (Cap 155S of the Laws of Hong Kong); (ii) the Borrower is not (or is not in any way related to) (a) the senior management and key staff of BOCHK or their relatives, (b) subsidiaries, affiliates and other entities over which BOCHK is able to exert control or (c) the controllers, minority shareholder controllers, directors, senior management and key staff of the subsidiaries, affiliates and other entities mentioned in (b) above or their relatives within the meaning of Hong Kong Monetary Authority Supervisory Policy CR-G-9 and (iii) the Borrower is not a connected party to BOCHK and/or Bank of China Limited under the applicable rules of the Shanghai Stock Exchange, China Banking Regulatory Commission, Hong Kong Exchanges & Clearing Limited. If the Facility(ies) is/are guaranteed/secured or to be guaranteed/secured by any guarantee or security from any third party, the Borrower also represents that none of such third parties is so related or be such a party as mentioned above. The Borrower undertakes that if the Borrower or any such third party becomes so related or be such a party as mentioned above, the Borrower will promptly notify the Bank in writing.

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Please signify the Borrower’s receipt of the General Terms and the Borrower’s understanding and acceptance of this offer by signing and returning to us the duplicate copy of this Facility Letter on or before 09 January 2021, failing which this offer shall lapse unless otherwise agreed by the Bank.

Should the Borrower has any queries, please contact the Bank’s Mr.WONG TING KWOK at 35537904/93663012 at any time. The Bank is here to serve the Borrower better.

Yours faithfully,

For and on behalf of

Bank of China (Hong Kong) Limited

Authorized Signature(s)

Encl.	■	General Terms and Conditions for General Banking Facilities and Loan Facility(ies) 202010
	■	Written Resolutions of the Sole Director
	■	Deed of Guarantee and its Pre-advice
	■	Application
	■	Acceptance of Conditions
	■	Form of Drawdown Notice
	■	Direct Debit Authorization
	■	Data Policy Notice 202001

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Appendix I

Facility	Term Loan Facility

Purpose	To pay wages and rents by the Borrower or to meet the needs in working capital

Interest Rate	Interest shall be charged at 2.5%p.a. below the Hong Kong Dollars Prime Rate quoted by The Hong Kong Mortgage Corporation Limited from time to time.

Drawdown	Subject to the due fulfillment and observance of all conditions precedent contained in Clause 2 and other procedures from time to time required by the Bank, the Borrower may on any Business Day during the Availability Period make a drawing under the Facility by giving the Bank at least three (3) Business Days’ written drawdown notice (“Drawdown Notice”) prior to the relevant drawdown date, such Drawdown Notice should be duly signed by the authorized signatories of the Borrower.

Repayment	The outstanding principal of the Facility and interest accrued thereon shall be repaid bv sixty (60) eaual monthly instalments of HKD21.036.50 each, the first of which shall be due one (1) month(s) from the first date of drawdown (each a “Repayment Date”). If the rate of interest changes, the amount of the remaining instalments will be varied by the Bank accordingly and the Bank will notify the Borrower in writing of the effective date of such variation.

Prepayment	(a)

The Borrower may prepay all or any part of the Facility on any Repayment Date in a minimum amount of HKD50.000.00 and integral multiples of HKD10.000.00. together with all accrued interest, provided that at least 30 days’ prior written notice shall have been given to the Bank.

	(b)	Prepayments shall where applicable be applied to reduce repayment instalments in inverse order of maturity and shall not be reborrowed.

	(c)	If prepayment (whether total or partial) is made without the Borrower having given at least 1 month’s prior written notice to the Bank, a prepayment fee of 1 month’s interest calculated at the then prevailing interest rate of the Facility on the amount prepaid will be charged on the date of prepayment.

Default Interest	(a)

Any payment/repayment required to be made hereunder which is not made when due shall bear default interest, payable in the currency of such payment. Such default interest shall be charged on the overdue amount at the rate certified by us as being 6% per annum over the Hong Kong Dollars Prime Rate quoted by The Hong Kong Mortgage Corporation Limited from time to time, subject to fluctuation, provided that the Bank may vary the rate or the basis of calculation by notice displayed or posted up in our banking halls.

	(b)	Default interest shall accrue and be calculated from the date when the relevant payment was due to the date of its final payment in full, on a day to day basis.

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SME Financing Guarantee Scheme

Schedule

1.	Representations

The representations and warranties set out in Clause 1.1 (Status) to Clause 1.15 (Compliance) of this Schedule are to be made by the Borrower as of the date of the relevant Facility Letter and the Borrower expressly acknowledges that the Bank enters into the Facility Letter in reliance on all those representations and warranties. In addition, the Borrower expressly acknowledges that each of the representations and warranties set out in Clause 1.1 (Status) to Clause 1.8 (Claims Pari Passu), Clause 1.10 (No Immunity) to Clause 1.15 (Compliance) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date On which a Drawdown is made under the relevant Facility and on each date on which any amount is payable by the Borrower under the relevant Facility.

1.1	Status

The Borrower makes all those representations and warranties relating to its status as an eligible borrower that:

1.1.1	it has a business operation in Hong Kong and remains registered under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong);
1.1.2	it is not and agrees that it shall not be carrying on the business of a Bank or otherwise providing funds available for borrowing in any way;
1.1.3	it is not and agrees that it shall not be an affiliate of the Bank;
1.1.4	it is not and agrees that it shall not be a company or corporation which has any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchange in or outside Hong Kong; and
1.1.5	it has no Outstanding Default as at the date of submission of the relevant Application.

The Borrower’s business must have been in operation for at least one year in Hong Kong as at the date of submission of the relevant Application.

1.2	Governing Law and Judgments

In any proceedings taken in its jurisdiction of incorporation or establishment in relation to the Facility Letter, the choice of Hong Kong law as the governing law of the Facility Letter and any judgment obtained in Hong Kong against it with respect to the Facility Letter will be recognised and enforced.

1.3	Binding Obligations

The obligations expressed to be assumed by it in the Facility Letter are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

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1.4	Execution of the Facility Letter

Its execution of the Facility Letter, its exercise of its rights and performance of its obligations thereunder and the transactions contemplated thereby do not and will not:

1.4.1	contravene any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

1.4.2	conflict with its memorandum and articles of association or any other constitutional documents; or

1.4.3	conflict with any applicable law or regulation.

It has the power to enter into the Facility Letter and all corporate and other action required to authorise the execution of the Facility Letter and the performance of its obligations thereunder has been duly taken. No limit on its powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by the Facility Letter.

1.5	No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of it, pending or threatened against it which would have a Material Adverse Effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

1.6	No Material Adverse Change

Since the date of its most recent financial statements (or audited financial statements in the case where the Borrower is a limited company), there has been no material adverse change in the business or financial condition of it.

1.7	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations in the Facility Letter, (b) to ensure that its obligations in the Facility Letter are legal, valid, binding and enforceable and (c) to make the Facility Letter admissible in evidence in its jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

1.8	Claims Pari Passu

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, the claims of the Bank against it under the Facility Letter rank at least pari passu with claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

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1.9	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that the Facility Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Facility Letter or the transactions contemplated by the Facility Letter.

1.10	No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of it in relation to the Facility Letter, it will not be entitled to claim for it or any of its assets immunity from suit, execution, attachment or other legal process.

1.11	No Winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against it for its winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

1.12	Written Information

All material written information supplied by the Borrower is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

1.13	Solvency

It is able to pay its debts as they fall due and has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or made a general assignment for the benefit of or a composition with its creditors.

1.14	Taxes

It has filed or caused to be filed all tax returns which are required to be filed by it and has paid all taxes shown to be due and payable by it on such returns or any assessment received by it, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by it.

1.15	Compliance

It is, to the knowledge and belief of a senior officer of it, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to its business and the effect of such non-compliance is not significantly adverse to it.

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2.	Covenants

2.1	Maintenance of Legal Validity

The Borrower shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation or establishment to enable it to lawfully enter into and perform its obligations under the Facility Letter and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Facility Letter.

2.2	Notification of Events of Default

The Borrower shall promptly inform the Bank after it becomes aware of the occurrence of any default or event of default under the Facility Letter or of any event which might reasonably be expected to have a Material Adverse Effect.

2.3	Claims Pari Passu

Subject to Clause 2.13 below, the Borrower shall ensure that at all times the claims of the Bank against it under the Facility Letter rank and continue to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

2.4	Taxes

The Borrower shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and payment of which can be lawfully withheld.

2.5	Information

The Borrower shall promptly deliver to the Bank copies of all its audited and unaudited financial statements and such other reports and information relating to the Borrower as the Bank may reasonably request from time to time.

2.6	Maintenance of Records

The Borrower shall maintain all books of records and accounts with respect to itself and its business in good order.

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2.7	Inspection

The Borrower shall, upon reasonable prior written notice from the Bank and during normal working hours, permit and arrange for the Bank or its other authorized representatives (including representatives of HKMCI) to inspect all financial records and books of accounts and discuss the Borrower’s business affairs with its officers and advisors as the Bank may reasonably request.

2.8	Use of Proceeds

The Borrower shall apply the Facility solely for the purpose of Clause 1.2 of this Facility Letter:

2.9	Compliance

The Borrower shall comply in all respects with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect (as defined in paragraph 3 below).

2.10	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Borrower and is commercially available.

2.11	Business

The Borrower shall ensure that:

2.11.1	it has power to own its assets and carry on business as conducted from time to time;
2.11.2	it has good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on its business; and
2.11.3	it has obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with its business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a Material Adverse Effect.

2.12	Obligations

Without prejudice to the performance of the Borrower’s other obligations under the Facility Letter, the Borrower shall perform all its obligations under all of the material agreements or contracts to which it is a party.

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Ref: L/CCA/898/20/100396-00/F/8815616

2.13	Security and Further Assurance

If by the terms of the Facility Letter, security is to be given by the Borrower in favour of the Bank, the Borrower shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Bank, over each asset, right and benefit expressed to be subject to such security and ensure that the Bank enjoys the priority which such security is expressed to have. The Borrower shall promptly execute all documents and do all things that the Bank reasonably specifies for the purpose of enabling the Bank to exercise its rights under each security document or preserving the priority and effectiveness of such security. (For the avoidance of doubt, the Borrower confirms that all sums from time to time owing by it to the Bank under the Facility Letter are and shall be secured by all and any security created by it, before or at the date of the Facility Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by the Borrower to the Bank, and the Borrower will not seek to claim or assert anything to the contrary.)

3.	Definitions

In this Schedule, “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform any of its obligations under the Facility Letter; or (c) a material impairment of the rights of, or benefits available to, the Bank under the Facility Letter.

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Ref: L/CCA/898/20/100396-00/F/8815616

After due and careful consideration of the contents of this Facility Letter and the General Terms (as defined above), we agree to accept the Facility(ies) and to be bound by all the above terms and conditions.

After due and careful consideration of the contents of this facility Letter and the General Terms (as defined above), I/we consent to all the above terms and conditions, and I/we acknowledge that I/we fully understand, confirm and agree to be bound by all the above terms and conditions, and to continue to be liable for all debts and liabilities of the Borrower upon the terms and conditions of the guarantee and/or security document to be executed by me/us.

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